Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of KCG Holdings, Inc. of our report dated February 28, 2013, except for the effects of assets and liabilities of the business held for sale, discontinued operations and operating business segment realignment discussed in Note 1, as to which the date is May 12, 2013, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Knight Capital Group, Inc.’s Current Report on Form 8-K dated May 13, 2013. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

May 13, 2013